AMENDMENT NO. 5
TO THE
SUBADVISORY AGREEMENT


      This AMENDMENT NO. 5 TO THE SUBADVISORY
AGREEMENT is dated as of February 6, 2017, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the "Adviser"), and T. ROWE
PRICE ASSOCIATES, INC., a Maryland corporation (the
"Subadviser").

W I T N E S S E T H:

      WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

      WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated January 1, 1999, as amended from time to time (the "Subadvisory Agreement"), pursuant to which the Subadviser furnishes investment advisory services to certain series (the "Portfolios") of the Trust, as listed on Schedule A of the Subadvisory Agreement; and

      WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, as defined in Section 2(a)(19) of the Investment Company
Act of 1940, as amended, has approved this Amendment to the Subadvisory Agreement; and

      WHEREAS, the Adviser has received an exemptive order from the U.S. Securities and Exchange Commission that permits the Adviser, subject to certain conditions, to enter into subadvisory agreements with unaffiliated advisers without first obtaining shareholder approval.

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

      1.	Schedule A to the Subadvisory Agreement, which
is attached hereto and made a part hereof, is hereby amended and restated as follows to include the Mid Cap Value Portfolio, a series of the Trust:

Portfolio
Annual Fee
(as a percentage of the average
 daily net assets the Subadviser
manages in the portfolio)


Mid Cap Value Portfolio
0.60% on the first $20 million
0.50% on the next $30 million
0.50% reset above $50 million


      2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

      3.	Full Force and Effect. Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

      4.	Miscellaneous. Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET
MANAGEMENT, LLC


By:_/s/ Peter A. Harbeck

Name:	Peter A. Harbeck
Title:	President & CEO


T. ROWE PRICE
ASSOCIATES, INC.


By:__/s/ Savonne L. Ferguson

Name:	Savonne L. Ferguson
Title:	Vice President



SCHEDULE A

Effective February 6, 2017

Portfolio(s)
Annual Fee
(as a percentage of the average
 daily net assets the Subadviser
manages in the portfolio)


International Equity Portfolio
0.60% first $50 million
0.55% next $50 million
At $100 million, the fee schedule resets to 0.50% on all assets
0.50% next $100 million
At $200 million, the fee schedule resets to 0.425% on all assets
0.425% next $300 million
0.40% next $500 million
At $1 billion, the fee schedule resets to 0.40% on all assets


Mid Cap Growth Portfolio
0.50% first $40 million
0.40% over $40 million


Mid Cap Value Portfolio
0.60% on the first $20 million
0.50% on the next $30 million
Above $50 million, the fee schedule resets to 0.50% on all assets


Stock Portfolio
0.50% on first $50 million
0.40% on next $50 million
At $100 million, the fee schedule resets to 0.40% on all assets
0.40% on next $150 million
0.375% on next $250 million
0.35% on next $500 million
At $1 billion, the fee schedule resets to 0.35% on all assets
0.325% in excess of $1 billion



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